UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VERITAS SOFTWARE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0507675

(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

350 Ellis Street, Mountain View, CA	94043

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

     The undersigned Registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 30, 1999 (the “Registration Statement”) as follows:

Item 1. Description of Registrant’s Securities to be Registered.

     Item 1 to the Registration Statement is hereby amended by adding the following to the last paragraph of such item:

     VERITAS Software Corporation, a Delaware corporation (the “Company”), Symantec Corporation, a Delaware corporation (“Parent”), and Carmel Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of December 15, 2004. The Merger Agreement provides for, upon the terms and subject to the conditions set forth therein, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. In connection with the Merger Agreement, the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) entered into an amendment, dated as of December 15, 2004 (the “Rights Amendment”), to the Rights Agreement, dated as of June 16, 1999 (the “Rights Agreement”). The effect of the Rights Amendment is to permit the Merger and the other transactions contemplated by the Merger Agreement to occur without triggering any distribution or adverse event under the Rights Agreement. In particular, neither Parent, Merger Sub nor any of their affiliates or associates shall be deemed to be Acquiring Persons (as defined in the Rights Agreement) solely as a result of the approval, execution, delivery or performance of the Merger Agreement or the consummation of the Merger or the other transactions contemplated thereby.

     The Rights Amendment is attached as Exhibit 4.2 hereto and is incorporated by reference herein, and the foregoing description of the Rights Amendment is qualified in its entirety by reference to the Rights Amendment.

Item 2. Exhibits.

     Item 2 to the Registration Statement is hereby amended by adding the following exhibit:

4.2	Amendment, dated December 15, 2004, to the Rights Agreement, dated as of June 16, 1999, by and between VERITAS Software Corporation and Mellon Investor Services LLC f/k/a ChaseMellon Shareholder Services, L.L.C., as Rights Agent (Incorporated by reference to Exhibit 4.01 filed with the Company’s Current Report on Form 8-K filed on December 20, 2004).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 17, 2004

VERITAS SOFTWARE CORPORATION
/s/ John F. Brigden
Name:	John F. Brigden
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
4.2	Amendment, dated December 15, 2004, to the Rights Agreement, dated as of June 16, 1999, by and between VERITAS Software Corporation and Mellon Investor Services LLC f/k/a ChaseMellon Shareholder Services, L.L.C., as Rights Agent (Incorporated by reference to Exhibit 4.01 filed with the Company’s Current Report on Form 8-K filed on December 20, 2004).